Preformed Line Products Announces Financial Results For The Third Quarter And First Nine Months Of 2013

MAYFIELD VILLAGE, Ohio, Nov. 7, 2013 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the third quarter and the first nine months of 2013.

Net income for the quarter ended September 30, 2013 was $6,104,000, or $1.12 per diluted share, compared to $9,284,000, or $1.71 per diluted share, for the comparable period in 2012.

Net sales in the third quarter of 2013 were $100,828,000 compared to sales of $114,206,000 in the third quarter of 2012.

Net income for the nine months ended September 30, 2013 was $17,455,000, or $3.20 per diluted share, compared to $24,013,000, or $4.42 per diluted share for the comparable period in 2012.

Net sales were $311,233,000 for the first nine months of 2013 compared to $334,992,000 in the first nine months of 2012.

Currency exchange rates negatively impacted net sales by $4,286,000 for the quarter and $7,517,000 for the first nine months of 2013, while the negative impact on net income was $141,000 for the quarter and $465,000 for the first nine months of 2013.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "All four of our regional segments experienced decreases in net income. The decrease in net income is primarily sales and mix driven. We expected a decrease in sales in the United States during 2013 as a number of unique transmissions projects were completed during 2012. Throughout our foreign operations we are seeing government-owned utilities deferring their transmission and distribution projects due to ongoing weak global economic conditions resulting in lower sales for our subsidiaries. We continue to attend to the right sizing of our operations to meet current demand while remaining prepared for projected market growth as projects come back on stream."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters is in Mayfield Village, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2012 Annual Report on Form 10-K filed with the SEC on March 15, 2013 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended September 30,		Nine month periods ended September 30,
	2013	2012	2013	2012

Net sales	$ 100,828	$ 114,206	$ 311,233	$ 334,992
Cost of products sold	69,168	75,699	210,725	223,507
GROSS PROFIT	31,660	38,507	100,508	111,485

Costs and expenses
Selling	8,874	9,344	27,226	27,746
General and administrative	10,386	12,788	33,993	36,944
Research and engineering	3,714	3,893	11,055	11,295
Other operating expense (income)	419	(677)	2,611	562
	23,393	25,348	74,885	76,547

OPERATING INCOME	8,267	13,159	25,623	34,938

Other income (expense)
Interest income	204	160	454	476
Interest expense	(121)	(144)	(329)	(489)
Other income	194	235	393	589
	277	251	518	576

INCOME BEFORE INCOME TAXES	8,544	13,410	26,141	35,514

Income taxes	2,440	4,126	8,686	11,501

NET INCOME	$ 6,104	$ 9,284	$ 17,455	$ 24,013

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.14	$ 1.75	$ 3.25	$ 4.51

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.12	$ 1.71	$ 3.20	$ 4.42

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.40	$ 0.60

Weighted-average number of shares outstanding - basic	5,361	5,319	5,369	5,328

Weighted-average number of shares outstanding - diluted	5,449	5,431	5,450	5,432

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
Thousands of dollars, except share and per share data	2013	2012

ASSETS
Cash and cash equivalents	$ 31,153	$ 28,120
Accounts receivable, less allowances of $2,032 ($2,039 in 2012)	73,917	61,695
Inventories - net	73,930	86,916
Deferred income taxes	6,752	6,557
Prepaids	9,301	8,381
Other current assets	3,638	2,432
TOTAL CURRENT ASSETS	198,691	194,101

Property, plant and equipment - net	98,453	93,326
Other intangibles - net	12,365	14,038
Goodwill	14,972	15,537
Deferred income taxes	6,989	6,069
Other assets	13,572	9,993

TOTAL ASSETS	$ 345,042	$ 333,064

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 501	$ 217
Current portion of long-term debt	191	251
Trade accounts payable	23,837	21,822
Accrued compensation and amounts withheld from employees	15,214	12,271
Accrued expenses and other liabilities	17,333	23,682
TOTAL CURRENT LIABILITIES	57,076	58,243

Long-term debt, less current portion	14,951	9,322
Other noncurrent liabilities and deferred income taxes	21,960	24,430

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,361,155 and 5,377,937 issued and outstanding, net of 732,579 and 689,472 treasury shares at par, respectively, as of September 30, 2013 and December 31, 2012	10,722	10,756
Common shares issued to Rabbi Trust, 184,787 and 184,036 shares at September 30, 2013 and December 31, 2012	(6,577)	(6,522)
Deferred Compensation Liability	6,577	6,522
Paid in capital	19,828	16,355
Retained earnings	239,703	227,622
Accumulated other comprehensive loss	(19,198)	(13,664)
TOTAL SHAREHOLDERS' EQUITY	251,055	241,069

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 345,042	$ 333,064

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249